Exhibit 4.24

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT, dated as of July 22, 2005, is entered into by and between Health Care Property Investors, Inc., a Maryland corporation (the “Company”), and the parties identified on the signature page hereof as a “Unitholder” (each, a “Unitholder” and collectively, the “Unitholders”).

RECITALS

WHEREAS, the Company, the Unitholders, HCP DR California, LLC, a Delaware limited liability company (the “Operating LLC”) and certain other parties have entered into that certain Contribution and Purchase Agreement and Joint Escrow Instructions dated as of July 22, 2005 (the “Contribution Agreement”) providing, among other things, for the contribution of certain properties by the Unitholders to the Operating LLC and the contribution of cash by the Company to the Operating LLC; and

WHEREAS, it is a condition to the closing of the transactions contemplated by the Contribution Agreement with respect to the Properties (as defined in the Contribution Agreement) that the parties hereto enter into this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.1            Definitions. The following capitalized terms, as used in this Agreement, have the following meanings:

“Agreement” means this Registration Rights Agreement, as it may be amended, supplemented or restated from time to time.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York or Los Angeles, California are authorized by law to close.

“Closing Price” means (i) the closing price of a share of Common Stock on the principal exchange on which shares of Common Stock are then trading, if any, or (ii) if the Common Stock is not traded on an exchange but is quoted on the NASDAQ or a successor quotation system, (1) the last sales price (if the Common Stock is then listed as a National Market Issue under the NASD National Market System) or (2) the mean between the closing representative bid and asked prices (in all other cases) for the Common Stock as reported by NASDAQ or such successor quotation system or (iii) if the Common Stock is not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, the mean between the closing bid and asked prices for the Common Stock.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock, par value $1.00 per share, of the Company.

“Company” has the meaning set forth in the preamble to this Agreement.

“Contribution Agreement” has the meaning set forth in the recitals to this Agreement.

“Demand Registration” has the meaning set forth in Section 3.1(a) hereof.

“Demand Registration Statement” has the meaning set forth in Section 3.1(a) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

 “Full Conversion Date” has the meaning set forth in Section 2.1 hereof.

“Holder” means a Unitholder who is the record or beneficial owner of any Registrable Security or any assignee or transferee of such Registrable Security (including assignments or transfers of Registrable Securities to such assignees or transferees as a result of the foreclosure on any loans secured by such Registrable Securities) unless such Registrable Security is acquired in a sale pursuant to a registration statement under the Securities Act or pursuant to a transaction exempt from registration under the Securities Act, in each such case where the security sold in such transaction may be resold without subsequent registration under the Securities Act.

“Inspectors” has the meaning set forth in Section 3.2(h).

“Issuance Registration Statement” has the meaning set forth in Section 2.1.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Operating LLC dated as of the date of this Agreement, as the same may be further amended, modified or restated from time to time.

“LLC Units” has the meaning set forth in the LLC Agreement.

“Operating LLC” has the meaning set forth in the recitals to this Agreement.

“Person” means an individual or a corporation, partnership, limited liability company, association, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Piggyback Registration Statement” means any registration statement of the Company in which Registrable Securities are included pursuant to Section 3.1(b) hereof.

“Records” has the meaning set forth in Section 3.2(h).

“Redeemable LLC Units” means LLC Units which may be redeemed for Common Stock pursuant to the LLC Agreement.

“Registration Expenses” has the meaning set forth in Section 3.4.

“Registrable Securities” means shares of Common Stock of the Company issued upon exchange of Redeemable LLC Units pursuant to the terms of the LLC Agreement at any time owned, either of record or beneficially, by any Holder unless and until (i) a registration statement covering such shares has been declared effective by the Commission and (A) the shares have been issued by the Company to a Holder upon exchange of Redeemable LLC Units pursuant to an effective registration statement or (B) have been sold or transferred by a Holder to another Person pursuant to an effective registration statement, (ii) such shares are sold pursuant to the provisions of Rule 144 under the Securities Act (or any similar provisions then in force) (“Rule 144”), (iii) such shares are held by a Holder who is not an affiliate of the Company within the meaning of Rule 144 (a “Rule 144 Affiliate”) and may be eligible for immediate sale pursuant to Rule 144(k) under the Securities Act, (iv) such shares are held by a Holder who is a Rule 144 Affiliate and all such shares may be sold pursuant to Rule 144 within a period of three months in accordance with the volume limitations set forth in Rule 144(e)(1), or (iv) such shares have been otherwise transferred in a transaction that would constitute a sale under the Securities Act and such shares may be resold without subsequent registration under the Securities Act.

 “Resale Prospectus” has the meaning set forth in Section 3.5.

“Resale Registration Statement” has the meaning set forth in Section 3.5.

“S-3 Expiration Date” means the date on which Form S-3 (or a similar successor form of registration statement) is not available to the Company for the registration of Registrable Securities pursuant to the Securities Act.

“Secondary Offering Security Holders” has the meaning set forth in Section 3.1(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a Demand Registration Statement or a Piggyback Registration Statement.

“Supplemental Rights Period” has the meaning set forth in Section 3.1.

“Unitholder” has the meaning set forth in the preamble to this Agreement.

ARTICLE II.
REGISTRATION

Section 2.1            Registration Statement Covering Issuance of Common Stock.  The Company will use commercially reasonable efforts to file with the Commission a registration statement on Form S-3 (the “Issuance Registration Statement”) under Rule 415 under the Securities Act that complies as to form in all material respects with applicable

Commission rules registering the issuance to Holders of all shares of Common Stock to be issued upon the redemption of the Redeemable LLC Units, such filing to be made (i) during the period beginning fourteen (14) days prior to the first date on which the Redeemable LLC Units issued pursuant to the Contribution Agreement may be redeemed for shares of Common Stock pursuant to the provisions of the LLC Agreement and ending fourteen (14) days after the first date such Redeemable LLC Units may be redeemed or (ii) during such other period as may be required by the Commission pursuant to its interpretation of applicable federal securities laws and the rules and regulations promulgated thereunder.  The Company shall use its commercially reasonable efforts to cause the Issuance Registration Statement filed with the Commission to be declared effective by the Commission as soon as practicable following the filing thereof and within sixty (60) days after the filing.  In the event the Company is unable to cause the Issuance Registration Statement to be declared effective by the Commission within sixty (60) days after the original filing date, then the rights of the Holders set forth in Sections 3.1 and 3.2 hereof shall apply to Registrable Securities.  Notwithstanding the availability of rights under Section 3.1 hereof, the Company shall continue to use its commercially reasonable efforts to cause the Issuance Registration Statement to be declared effective by the Commission and if it shall be declared effective by the Commission, the obligations of the Company under Section 3.1 hereof shall cease.  Subject to the provisions of Section 3.3 hereof, the Company agrees to use its commercially reasonable efforts to keep the Issuance Registration Statement continuously effective (a) until the earlier of (i) the S-3 Expiration Date, or (ii) the first date on which no Redeemable LLC Units (other than those held by the Company) or Registrable Securities remain outstanding (the “Full Conversion Date”).

ARTICLE III.
REGISTRATION RIGHTS

Section 3.1            Registration Rights.  The following provisions shall apply with respect to Registrable Securities during the period, if any, beginning on the earlier of (a) the S-3 Expiration Date (or, if the S-3 Expiration Date shall occur before the 30th day prior to the first date on which the Redeemable LLC Units issued pursuant to the Contribution Agreement may be exchanged for shares of Common Stock, beginning on such 30th prior day), (b) the Company’s failure to file the Issuance Registration Statement by the last day on which the Issuance Registration Statement may be filed as provided in Section 2.1 or (c) if the Issuance Registration Statement has been filed but has not been declared effective by the Commission within sixty (60) days after such original filing date, the sixtieth (60th) day after the original filing date, and ending on the Full Conversion Date (the “Supplemental Rights Period”); provided, however, that, except as permitted in Section 3.3 hereof, if the Company is unable to keep the Issuance Registration Statement effective until the Full Conversion Date, the Holders shall be entitled to exercise the rights provided under this Section 3.1.  During the Supplemental Rights Period, the Holders shall have the following rights:

(a)           Demand Rights.  Holders may make a written demand for registration under the Securities Act of all or part of the Registrable Securities (a “Demand Registration”); provided, however, that (i) the Company shall not be obligated to effect more than two (2) Demand Registrations for Holders in any twelve month period, and (ii) the number of Registrable Securities proposed to be sold by the Holder(s) making such written demand either (x) shall be all the Registrable Securities owned by, or that may be issued upon exchange of Redeemable LLC Units to, such Holders , (y) shall have an estimated market value at the time of such demand (based upon the then market price of a share of Common Stock) of at least $2,000,000 or (z) shall not be less than 100,000 shares of Common Stock.  The Company shall file any registration statement required by this Section 3.1(a), which registration statement shall comply as to form in all material respects with applicable Commission rules providing for the sale by the Holder(s) of such Registrable Securities (a “Demand Registration Statement”), with the Commission within thirty (30) days after receipt of the requisite Holder demand and shall use its commercially reasonable efforts to cause the Demand Registration Statement to be declared effective by the Commission as soon as practicable thereafter.  The Company shall give written notice of the proposed filing of the Demand Registration Statement to all Holders of Registrable Securities and Redeemable LLC Units as soon as practicable (but in no event less than twenty (20) days before the anticipated filing date), and such notice shall offer such Holders the opportunity to participate in such Demand Registration and to register such number of shares of Registrable Securities as each such Holder may request.  The Company shall use its commercially reasonable efforts to keep each such Demand Registration Statement continuously effective for a period of one hundred eighty (180) days (such period, in each case, to be extended by the number of days, if any, during which Holders were not permitted to make offers or sales under the Demand Registration Statement by reason of Section 3.3 hereof); provided that in no case shall the Company be obligated to maintain the effectiveness of any Demand Registration Statement once all the Registrable Securities covered thereby cease to be Registrable Securities.  The Company may elect to include in any Demand Registration Statement additional shares of Common Stock to be issued by the Company; provided, however, that the inclusion of such additional shares will not adversely affect the marketability of the offering and, subject, in the case of an underwritten secondary Demand Registration, to cutback by the managing underwriters.  A registration shall not constitute a Demand Registration under this Section 3.1(a): (i) unless and until the Demand Registration Statement has been declared effective or (ii) if the Demand Registration Statement is suspended for more than ninety (90) days at any one time.  Notwithstanding any provision of this Section 3.1(a) to the contrary, the Company shall have the option, in its sole discretion, to register pursuant to any Demand Registration Statement, along with Registrable Securities that Holders have requested to be included in such Demand Registration Statement in accordance with this Section 3.1(a), any or all additional Registrable Securities that are outstanding or issuable upon exchange of Redeemable LLC Units (such additional Registrable Securities, the “Additional Demand Securities”); provided, however, that if the Company elects to register any Additional Demand Securities in any Demand Registration Statement, the Company shall use its commercially reasonable efforts to keep such Demand Registration Statement continuously effective for the longer of (A) one hundred eighty (180) days (such period, in each case, to be extended by the number of days, if any, during which Holders were not permitted to make offers or sales under the Demand Registration Statement by reason of Section 3.3 hereof) or (B) until all Registrable Securities covered thereby cease to be Registrable Securities; provided, further, that in no case shall the Company be obligated to maintain the effectiveness of any such Demand Registration Statement once all the Registrable Securities covered thereby cease to be Registrable Securities.

(b)           Piggyback Rights.  If the Company at any time during the Supplemental Rights Period proposes to file a registration statement under the Securities Act with respect to an offering of shares of Common Stock for its own account or for the account of any holders of shares of its Common Stock, in each case solely for cash (other than Demand

Registration Statement (in which case the ability of a Holder to participate in such Demand Registration Statement shall be governed by Section 3.1(a) hereof) or a registration statement (i) on Form S-8 or any successor form to Form S-8 or in connection with any employee or director welfare, benefit or compensation plan, (ii) in connection with an exchange offer or an offering of securities exclusively to existing security holders of the Company or its subsidiaries or (iii) relating to a transaction pursuant to Rule 145 of the Securities Act), the Company shall give written notice of the proposed registration to the record owners of Registrable Securities and Redeemable LLC Units at least twenty (20) days prior to the filing of the registration statement.  The Holders of Registrable Securities shall have the right to request that all or any part of its Registrable Securities be included in the registration statement by giving written notice to the Company within ten (10) days after receipt of the foregoing notice by the Company; provided, however, (A) if the registration relates to an underwritten primary offering on behalf of the Company and the managing underwriters of the offering determine in good faith that the aggregate amount of securities which the Company, Holders of Registrable Securities and holders of other piggyback registration rights propose to include in the registration statement exceeds the maximum amount of securities that could practicably be included therein without adversely affecting the marketability of the offering, then the Company will include in the registration, up to such maximum amount, first, the securities which the Company proposes to sell, and second, pro rata, the Registrable Securities requested to be included and the securities proposed to be included by any holders of other piggyback registration rights, and (B) if the registration is an underwritten secondary registration on behalf of any of the other security holders of the Company (the “Secondary Offering Security Holders”) and the managing underwriters determine in good faith that the aggregate amount of securities which the Holders of Registrable Securities, the Secondary Offering Security Holders and the holders of other piggyback registration rights propose to include in such registration statement exceeds the maximum amount of securities that could practicably be included therein without adversely affecting the marketability of the offering, then the Company will include in the registration, up to such maximum amount, first, the securities to be sold for the account of the Secondary Offering Security Holders, and second, pro rata, the Registrable Securities requested to be included in such registration and the securities proposed to be included by any holders of other piggyback registration rights.  The Company shall use its commercially reasonable efforts to cause, but shall not be obligated to cause, the managing underwriter or underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a piggyback registration to be included on the same terms and conditions as any similar securities of the Company included therein.  It is understood, however, that the underwriters shall have the right to terminate entirely the participation of the Holders of Registrable Securities if the underwriters eliminate entirely the participation in the registration of all the other holders electing to include securities in the registration (other than the Company and the Secondary Offering Security Holders) because it is not practicable to include such securities in the registration.  If the registration is not an underwritten registration, then all of the Registrable Securities requested to be included in the registration shall be included.  Registrable Securities proposed to be registered and sold pursuant to an underwritten offering for the account of the Holders of Registrable Securities shall be sold to prospective underwriters selected by the Company and on the terms and subject to the conditions of one or more underwriting agreements negotiated between the Company, the Secondary Offering Security Holders, the Holders of Registrable Securities and any other holders demanding registration and the prospective underwriters.  Registrable Securities need not be included in any registration statement pursuant to this provision if in the opinion of counsel to the Company (a copy of which opinion is delivered to the record owners of Registrable Securities) registration under the Securities Act is not required for public distribution of the Registrable Securities.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3.1(b) prior to the effectiveness of the registration statement whether or not any holder has elected to include any Registrable Securities in the registration statement.

(c)           Company Repurchase.  Upon receipt by the Company of a registration demand pursuant to Section 3.1(a), the Company may, but will not be obligated to, purchase for cash from any Holder so requesting registration all, but not less than all, of the Registrable Securities which are the subject of the request at a price per share equal to the average of the Closing Prices of a share of Common Stock for the ten (10) trading days immediately preceding the date of receipt by the Company of the registration request.  In the event the Company elects to purchase the Registrable Securities which are the subject of a registration request, the Company shall notify the Holder within five (5) Business Days of the date of receipt of the request by the Company, which notice shall indicate (i) that the Company will purchase for cash the Registrable Securities held by the Holder which are the subject of the request, (ii) the price per share, calculated in accordance with the preceding sentence, which the Company will pay the Holder and (iii) the date upon which the Company shall purchase the Registrable Securities, which date shall not be later than the tenth (10th) Business Day after receipt of the registration request.  If the Company so elects to purchase the Registrable Securities which are the subject of a registration request, then upon such purchase the Company shall be relieved of its obligations under this Section 3.1 with respect to such Registrable Securities.

Section 3.2            Additional Registration Procedures.  In connection with any registration statement filed by the Company pursuant to Section 2.1 or 3.1 hereof:

(a)           Each Holder agrees to provide in a timely manner information requested by the Company regarding the proposed distribution by that Holder of the Registrable Securities and all other information reasonably requested by the Company in connection with the preparation of the registration statement covering the Registrable Securities.

(b)           Subject to Section 3.3 hereof, the Company will prepare and file with the Commission such amendments and supplements as to the registration statement and the prospectus used in connection therewith as may be necessary (i) to keep such registration statement effective and (ii) to comply with the provisions of the Securities Act with respect to the disposition of the securities covered by such registration statement, in each case for such time as is contemplated in Section 2.1 or 3.1 above.

(c)           The Company will, if requested by any of the Holders, prior to filing a registration statement or prospectus, or any amendment or supplement thereto in connection with any Demand Registration Statement or Piggyback Registration Statement, furnish to each Selling Holder and each underwriter, if any, of the Registrable Securities covered by such registration statement or prospectus copies of such registration statement or prospectus or any amendment or supplement thereto as proposed to be filed, and thereafter will furnish, without charge, to each Selling Holder and underwriter, if any, such number of conformed copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such Selling Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Selling Holder.  The Company shall also promptly notify each Selling Holder of Registrable Securities covered by any Demand Registration Statement or Piggyback Registration Statement when such registration statement, or any post-effective amendment thereto, has become effective.

(d)           After the filing of the registration statement, the Company will promptly notify each holder of securities covered by the registration statement of any stop order issued or threatened by the Commission and shall take all commercially reasonable actions required to prevent the entry of such stop order or to remove it if entered.

(e)           In connection with any Demand Registration Statement or Piggyback Registration Statement, the Company will use commercially reasonable efforts to register or qualify the Registrable Securities under such state securities or blue sky laws of those jurisdictions in the United States (where an exemption is not available) as any Selling Holder or managing underwriter or underwriters, if any, reasonably (in light of the Selling Holder’s intended plan of distribution) requests, and shall use commercially reasonable efforts to keep each such registration or qualification effective during the period such registration statement is required to be kept effective pursuant to this Agreement, and to do any and all other similar acts and things which may be reasonably necessary or advisable to enable the Holders to consummate the disposition of the Registrable Securities owned by the Holders in each such jurisdiction; provided, however, that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (ii) subject itself to taxation in any jurisdiction where it would not otherwise be subject to taxation or (iii) consent to general service of process in any jurisdiction where it is not then so subject.

(f)            In connection with any Demand Registration Statement or Piggyback Registration Statement, the Company will enter into customary agreements (including an underwriting agreement, if any, in customary form) as are reasonably required in order to expedite or facilitate the disposition of Registrable Securities pursuant to the Demand Registration Statement or Piggyback Registration Statement.  Each Selling Holder participating in an underwritten offering shall also enter into and perform its or his obligations under the underwriting agreement.

(g)           The Company shall cause all such Registrable Securities to be listed on each securities exchange on which the Common Stock of the Company is then listed.

(h)           If the Registrable Securities are of a class of securities that is listed on a national securities exchange, file copies of any prospectus covering Registrable Securities with such exchange so that the Selling Holders shall benefit from the prospectus delivery procedures described in Rule 153 under the Securities Act.

(i)            The Company will promptly notify each Selling Holder of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the existence of any fact of which the Company is aware or the occurrence of an event requiring the preparation of a supplement or amendment to either the registration statement or related prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such registration statement or related prospectus, both as then in effect, will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances then existing, not misleading and promptly make available to each Selling Holder a reasonable number of copies of any such supplement or amendment.

(j)            The Company will make available for inspection by any Selling Holder of such Registrable Securities, any underwriter participating in any disposition pursuant to such Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any such Selling Holder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”) as shall be reasonably necessary to enable them to discharge their due diligence responsibility under the Securities Act, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with the discharge of their due diligence responsibility.  Records which the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction.  Each Selling Holder of such Registrable Securities agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it as the basis for any market transactions in the securities of the Company or its Affiliates or otherwise disclosed by it unless and until such is made generally available to the public and further agrees, if the Company so requests, to enter into a confidentiality agreement with the Company that is reasonably acceptable to the Selling Holder and the Company.  Each Selling Holder of such Registrable Securities further agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

(k)           If requested by any Holder participating in the offering of Registrable Securities, incorporate in a prospectus supplement or post-effective amendment such information concerning the Holder or the intended method of distribution as the Holder reasonably requests to be included therein and is reasonably necessary to permit the sale of the Registrable Securities pursuant to the registration statement, including, without limitation, information with respect to the number of Registrable Securities being sold, the purchase price being paid therefor and any other material terms of the offering of the Registrable Securities to be sold in such offering; provided, however, that the Company shall not be obligated to include in any such prospectus supplement or post-effective amendment any requested information that is not required by the rules of the Commission and is unreasonable in scope compared with the Company’s most recent prospectus or prospectus supplement used in connection with a primary or secondary offering of equity securities by the Company; provided, further, that the Company shall not be required to file more than one (1) prospectus supplement or post-effective amendment pursuant to this Section 3.2(k) in any six month period.

(l)            In connection with a disposition of the Registrable Securities in which there is a participating underwriter or underwriters, the Company will furnish to each Selling Holder and to each underwriter, a signed counterpart, addressed to such Selling Holder or underwriter, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company’s independent public accountants (to the extent permitted by the standards of the American Institute of Certified Public Accountants), each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the Holders of a majority of the Registrable Securities included in such offering or the managing underwriter or underwriters therefor reasonably requests.

(m)          The Company will otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of twelve (12) months, beginning within three (3) months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 of the Commission promulgated thereunder (or any successor rule or regulation hereafter adopted by the Commission).

(n)           Provide and cause to be maintained a transfer agent for all Registrable Securities covered by the registration statement from and after a date not later than the effective date of the registration statement.

Section 3.3            Material Developments; Suspension of Offering.

(a)           Notwithstanding the provisions of Sections 2.1 or 3.1 hereof or any other provisions of this Agreement to the contrary, the Company shall not be required to file a registration statement or to keep any registration statement effective if the negotiation or consummation of a transaction by the Company or any of its subsidiaries is pending or an event has occurred, which negotiation, consummation or event would require additional disclosure by the Company in the registration statement of material information which the Company (in the reasonable judgment of management of the Company) has a bona fide business purpose for keeping confidential and the nondisclosure of which in the registration statement would be expected, in the Company’s reasonable determination, to cause the registration statement to fail to comply with applicable disclosure requirements; provided, however, that the Company (i) will promptly notify the Holders of Registrable Securities otherwise entitled to registration of a delay, suspension or withdrawal pursuant to this Section 3.3(a) and (ii) may not delay, suspend or withdraw the registration statement for such reason under this Section 3.3(a) more than twice in any twelve (12) month period or three times in any twenty-four (24) month period or for more than ninety (90) days at any time.  Upon receipt of any notice from the Company of the happening of any event during the period the registration statement is effective which is of a type specified in the preceding sentence or as a result of which the registration statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made not misleading, the Holders agree that they will immediately discontinue offers and sales of the Registrable Securities under the registration statement (until they receive copies of a supplemental or amended prospectus that corrects the misstatements or omissions and receive notice that any post-effective amendment has become effective or unless notified by the Company that they may resume such offers and sales).  If so directed by the Company, Holders will deliver to the Company any copies of the prospectus covering the Registrable Securities in their possession at the time of receipt of such notice.  Each Holder agrees to keep confidential the fact that the Company has exercised its rights under this Section 3.3 and all facts and circumstances relating to such exercise until such information is made public by the Company.

(b)           If all reports required to be filed by the Company pursuant to the Exchange Act have not been filed by the required date without regard to any extension, or if the consummation of any business combination by the Company has occurred or is probable for purposes of Rule 3-05 or Article 11 of Regulation S-X under the Securities Act, upon written notice thereof by the Company to the Holders, the rights of the Holders to acquire Registrable Securities pursuant to the Issuance Registration Statement or to offer, sell or distribute any Registrable Securities pursuant to any Demand Registration Statement or Piggyback Registration Statement or to require the Company to take action with respect to the registration of any Registrable Securities pursuant to this Agreement shall be suspended until the date on which the Company has filed such reports or obtained and filed the financial information required by Rule 3-05 or Article 11 of Regulation S-X to be included or incorporated by reference, as applicable, in the Issuance Registration Statement, the Demand Registration Statement or the Piggyback Registration Statement and the Company shall notify the Holders as promptly as practicable when such suspension is no longer required.  The Company’s rights to suspend its obligations under this Section 3.3(b) shall be in additional to its rights under Section 3.3(a).

Section 3.4            Registration Expenses.  In connection with any registration statement required to be filed hereunder, except as provided below, the Company shall pay all registration expenses incurred in connection with the registration (the “Registration Expenses”), including the following: (i) all registration and filing fees, (ii) fees and expenses of compliance with securities or blue sky laws (including the fees and expenses of counsel to the Company), (iii) printing and distribution expenses, (iv) internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (v) the fees and expenses incurred in connection with the listing of the Registrable Securities on each securities exchange on which similar securities issued by the Company are then listed, (vi) fees and disbursements of counsel for the Company and the independent public accountants of the Company, and (vii) the fees and expenses of any experts retained by the Company in connection with such registration; provided, however, that, promptly after the filing of the first registration statement hereunder, Aegis Assisted Living, LLC shall pay or cause to be paid to the Company an aggregate of $75,000 as provided in the Contribution Agreement. The Holders shall be responsible for the payment of any and all other expenses incurred by them in connection with the registration and sale of Registrable Securities, including, without limitation, brokerage and sales commissions, underwriting and placement agent fees, discounts and commissions attributable to the Registrable Securities, fees and disbursements of counsel representing the Holders, all salaries and expenses of its officers and employees performing legal or accounting duties and any transfer taxes relating to the sale or disposition of the Registrable Securities.

Section 3.5            Indemnification by the Company.  The Company agrees to indemnify and hold harmless each Selling Holder, its partners, members, officers, directors, employees, representatives, and agents, and each Person, if any, who controls such Selling Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, actions, damages, liabilities, costs and expenses (including, without limitation, but subject to the provisions of Section 3.7 hereof, reasonable attorneys’ fees and disbursements) caused by any untrue statement or alleged untrue statement of a material fact contained in any Demand Registration Statement or Piggyback Registration Statement (or any amendment thereto) (individually, a “Resale Registration Statement”), including all documents incorporated therein by reference, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or arising out of any untrue statement or alleged untrue statement of a material fact contained in any prospectus (or any amendment thereto) contained in a Resale Registration Statement at the time it became effective (a “Resale Prospectus”), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to the Company by such Selling Holder or on such Selling Holder’s behalf expressly for inclusion therein; provided, however, that the Company will not be liable in any case to the extent that any such claim, loss, damage, liability or expense arises out of or is based upon any untrue statement or omission contained in a Resale Prospectus which was corrected in a supplement or amendment thereto if such claim is brought by a purchaser of Registrable Securities from the Selling Holder and the Selling Holder failed to deliver to such purchaser the supplement or amendment to the Resale Prospectus in a timely manner.

Section 3.6            Indemnification by Holders of Registrable Securities.  Each Selling Holder of Registrable Securities covered by a Resale Registration Statement agrees to indemnify and hold harmless the Company, its officers, directors and agents and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity set forth in Section 3.5 from the Company to Selling Holders, but only with respect to information relating to such Selling Holder furnished in writing by such Selling Holder or on such Selling Holder’s behalf expressly for use in any Resale Registration Statement or Resale Prospectus or any amendment or supplement thereto.  Each Holder also agrees to indemnify and hold harmless underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Company provided in this Section 3.6.

Section 3.7            Conduct of Indemnification Proceedings.  Each indemnified party shall give reasonably prompt notice to each indemnifying party of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify the indemnifying party (i) shall not relieve it from any liability which it may have under the indemnity agreement provided in Section 3.5 or 3.6 above, unless and to the extent it did not otherwise learn of such action and the lack of notice by the indemnified party results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) shall not, in any event, relieve the indemnifying party from any obligations to the indemnified party other than the indemnification obligation provided under Section 3.5 or 3.6 above.  If the indemnifying party so elects within a reasonable time after receipt of notice, the indemnifying party may assume the defense of the action or proceeding at the indemnifying party’s own expense with counsel chosen by the indemnifying party and approved by the indemnified party, which approval shall not be unreasonably withheld; provided, however, that the indemnifying party will not settle, compromise or consent to the entry of any judgment with respect to any such action or proceeding without the written consent of the indemnified party unless such settlement, compromise or consent secures the unconditional release of the indemnified party; provided, further, that if the defendants in any such action or proceeding include both the indemnified party and the indemnifying party and the indemnified party reasonably determine based upon advice of legal counsel experienced in such matters, that there may be legal defenses available to it which are different from or in addition to those available to the indemnifying party, then the indemnifying party shall not be entitled to assume the defense of the indemnified party and the indemnified party shall be entitled to separate counsel at the indemnifying party’s expense, which counsel shall be chosen by the indemnified party and approved by the indemnifying party, which approval shall not be unreasonably withheld; and provided, further, that it is understood that the indemnifying party shall not be liable for the fees, charges and disbursements of more than one separate firm.  If the indemnifying party is not entitled to assume the defense of such action or proceeding as a result of the second proviso to the preceding sentence, the indemnifying party’s counsel shall be entitled to conduct the indemnifying party’s defense and counsel for the indemnified party shall be entitled to conduct the defense of the indemnified party, it being understood that both such counsel will cooperate with each other, to the extent feasible in light of the conflict of interest or different available legal defenses, to conduct the defense of such action or proceeding as efficiently as possible.  If the indemnifying party is not so entitled to assume the defense of such action or does not assume the defense, after having received the notice referred to in the first sentence of this Section 3.7, the indemnifying party will pay the reasonable fees and expenses of counsel for the indemnified party; in that event, however, the indemnifying party will not be liable for any settlement effected without the written consent of the indemnifying party.  If an indemnifying party is entitled to assume, and assumes, the defense of an action or proceeding in accordance with this Section, the indemnifying party shall not be liable for any fees and expenses of counsel for the indemnified party incurred thereafter in connection with that action or proceeding except as set forth in the proviso in the second sentence of this Section 3.7.  Unless and until a final judgment is rendered that an indemnified party is not entitled to the costs of defense under the provisions of this Section, the indemnifying party shall reimburse, promptly as they are incurred, the indemnified party’s costs of defense.

Section 3.8            Contribution.

(a)           If the indemnification provided for in Section 3.5 or 3.6 hereof is applicable in accordance with its terms, but if determined by a court of competent jurisdiction to be legally unenforceable in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by indemnified party as a result of such losses, claims, damages or liabilities as between the Company on the one hand and each Selling Holder on the other, in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and of each Selling Holder on the other in connection with such statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.  The relative fault of the Company on the one hand and of each Selling Holder on the other shall be determined by reference to, among other things, whether the action in question, including any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, the Company or such Selling Holder, and the Company’s and the Selling Holder’s relative intent, knowledge, access to information and opportunity to correct or prevent such action.

(b)           The Company and the Selling Holders agree that it would not be just and equitable if contribution pursuant to this Section 3.8 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in Section 3.8(a).  The amount paid or payable by an indemnifying party as a result of the losses, claims, damages or liabilities referred to in Sections 3.5 and 3.6 hereof shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by the indemnified party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this Section 3.8, no Selling Holder shall be required to contribute any amount in excess of the amount of the total proceeds to such Selling Holder from sales of the Registrable Securities of the Selling Holder under the registration statement that is the subject of the claim.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  For purposes of this Section 3.8, each person, if any, who controls a Selling Holder within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as the Selling Holder, and each director of the Company, each officer of the Company who signed a registration statement and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as the Company.

Section 3.9            Participation in Underwritten Registrations.  No Holder may participate in any underwritten registration hereunder unless the Holder (a) agrees to sell his or its Registrable Securities on the basis provided in the applicable underwriting arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents in customary form as reasonably required under the terms of such underwriting arrangements.

Section 3.10         Holdback Agreements.  Each Holder whose securities are included in a Demand Registration Statement or Piggyback Registration Statement agrees not to effect any sale or distribution of the securities registered or any similar security of the Company, or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144 under the Securities Act, during the fourteen (14) days prior to, and during the ninety (90)-day period beginning on, the effective date of such registration statement (except as part of such registration) if and to the extent requested in writing by the managing underwriter or underwriters in the case of an underwritten public offering.

ARTICLE IV.
MISCELLANEOUS

Section 4.1            Specific Performance.  The parties hereto acknowledge that there would be no adequate remedy at law if any party fails to perform any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to seek specific performance of the obligations, covenants and agreements of any other party under this Agreement in accordance with the terms and conditions of this Agreement in any court of the United States or any State thereof having jurisdiction.

Section 4.2            Amendments and Waivers.  The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, without the prior written consent of the Company and the Holders holding at least a majority of the then outstanding Registrable Securities and Redeemable LLC Units, taken together as one class assuming all Redeemable LLC Units were exchanged for Registrable Securities.  No failure or delay by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon any breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 4.3            Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand or upon transmission by telecopier or similar facsimile transmission device, (b) on the date delivered by a courier service, or (c) on the third Business Day after mailing by registered or certified mail, postage prepaid, return receipt requested, in any case addressed as follows:

(a)           if to any Holder, to such Holder at the address set forth under such Holder’s name on the signature page hereto, or to such other address and to such other Persons as the Holders may hereafter notify the Company in writing; and

(b)           if to the Company, to Health Care Property Investors, Inc., 3760 Kilroy Airport Way, Suite 300, Long Beach, California 90806 (Attention:  Legal Department), or to such other address as the Company may hereafter specify in writing.

Section 4.4            Successors and Assigns.  The rights and obligations of the Holders under this Agreement shall not be assignable by any Holder to any Person that is not a Holder; provided, however, that a Unitholder may assign its rights and obligations hereunder, following prior written notice to the Company, to a permitted transferee in connection with a transfer of some or all of such Unitholder’s LLC Units in accordance with the terms of the LLC Agreement, if such transferee agrees in writing to be bound by all of the provisions hereof.  This Agreement shall be binding upon the parties hereto, the Holders and their respective successors and assigns (including lenders in foreclosure).

Section 4.5            Counterparts.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 4.6            Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without regard to the conflicts of law provisions thereof.

Section 4.7            Severability.  In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

Section 4.8            Entire Agreement.  This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter of this Agreement.

Section 4.9            Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of any provision of this Agreement.

Section 4.10         Selling Holders Become Party to this Agreement.  By asserting or participating in the benefits of registration of Registrable Securities pursuant to this Agreement, each Holder agrees that it or he will be deemed a party to this Agreement and be bound by each of its terms.

Section 4.11         Rule 144.  The Company covenants that it will file any reports required to be filed by it under the Securities Act and the Exchange Act to the extent required from time to time to enable Holders to sell Registrable Securities without registration under the Securities Act within the limitations of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the Commission.  Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has filed such reports.  In connection with any sale, transfer or other disposition by a Holder of any Registrable Securities pursuant to Rule 144 under the Securities Act, the Company shall cooperate with the Holder to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold and not bearing any Securities Act legend, and enable certificates for such Registrable Securities to be for such number of shares and registered in such names as Holder may reasonably request; provided, that any such request shall be made at least five (5) Business Days prior to any sale of Registrable Securities hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

HEALTH CARE PROPERTY INVESTORS, INC.,
a Maryland corporation

	By:	/s/ Stephen R. Maulbetsch
	Name:	Stephen R. Maulbetsch
	Title:	Executive Vice President

UNITHOLDERS:

/s/ William P. Gallaher
William P. Gallaher, Trustee for the William P.
& Cynthia L. Trust

/s/ Dwayne J. Clark
Dwayne J. Clark, an individual

See Schedule A for additional Unitholders:

By:	/s/ William P. Gallaher
William P. Gallaher, as attorney-in-fact
for each Unitholder other than those Unitholders
whose signature appears above

Address for Notices to Unitholders:

[See Schedule A attached hereto]

Schedule A to
Registration Rights Agreement

Unitholders		Addresses
1	William P. Gallaher, Trustee for the William P. & Cynthia J. Gallaher Trust	220 Concourse Blvd., Santa Rosa, CA 95403
2	Dwayne J. Clark	18200 NE Union Hill Rd., Suite 110, Redmond, WA 98052
3	Patrick R. Gallaher, Trustee for the Patrick R. & Cynthia M. Gallaher Trust	531 Sauvignon Place, Windsor, CA 95492
4	Jeffrey D. Civian, Trustee for the Jeffrey D. Civian Trust dated August 8, 1986	3375 Montecito Lane, Santa Rosa, CA 95404
5	Jeffrey Meyer	8335 Starr Rd., Windsor, CA 95492
6	Steven L. Gallaher	2 Rutland Ct., Alameda, CA 94502
7	Richard Coombs	9982 Troon Ct., Windsor, CA 95492
8	Larry L. Wasem	414 Aviation Blvd., Santa Rosa, CA 95403
9	Joseph H. Ward, Jr., Trustee for the Joseph H. Ward, Jr. and Pamela K. Ward Trust	2170 Grace Dr., Santa Rosa, CA 95404
10	Borue H. O’Brien	200 Queens Lane, Petaluma, CA 94952
11	William R. Mabry	6840 Giovanetti Rd., Forestville, CA 95436
12	Charles N. Elsbree, Trustee for the Charles N. Elsbree Jr. Living Trust dated February 14, 2002	P.O. Box 867, Windsor, CA 95492
13	Gary A. Robinson	6171 Anderson Rd., Forestville, CA 95436
14	Thomas H. Persons, Trustee for the Persons Family Revocable Trust under trust dated February 15, 2005	500 Washington St., Suite 700, San Francisco, CA 94111
15	Glen Hammel	3540 Mono Place, Davis, CA 95616
16	Marilyn E. Montero	6171 Anderson Rd., Forestville, CA 95436
17	Joseph G. Lin, Trustee for the Lin Revocable Living Trust	220 Concourse Blvd., Santa Rosa, CA 95403
18	Ned B. Stein	326 Blabcock Rd., Houston, TX 77024
19	John Gladstein, Trustee for the John & Andrea Gladstein Family Trust dated February 11, 2003	3350 Calistoga Rd., Santa Rosa, CA 95404
20	Francis Connelly, Trustee for the The Francis J & Shannon A Connelly Trust	P.O. Box 972 St., Helena, CA 94574
21	Al Coppin, Trustee for the Al Coppin Trust	1355 N. Dutton Ave., Santa Rosa, CA 95401
22	Stephen B. McCullagh, Trustee for the Stephen B. & Pamela McCullagh Trust dated October 22, 2001	3564 Foxwood Pl., Santa Rosa, CA 95405
23	Larry L. Wasem – SEP IRA	414 Aviation Blvd., Santa Rosa, CA 95403

S-A